Exhibit 10.10

English Summary of the Fourth Amendment dated April 26, 2016 (the “Fourth Amendment”) by and between Foncière Medicale N°1 (the “Lessor”) and Talend S.A. (the “Tenant”), amending the Lease Agreement dated February 7, 2014 (hereinafter the “Original Lease”), the First Amendment, dated April 14, 2014, to the Original Lease (the “First Amendment”), the Second Amendment, dated September 11, 2015, to the Original Lease and First Amendment (the “Second Amendment”) and the Third Amendment, dated January 20, 2016, to the Original Lease, First Amendment and Second Amendment (the “Third Amendment”). The parties hereby agree to the following amendments:

a.                  Expansion of the leased premises

In addition to the premises as referred to in the Original Lease, First Amendment, Second Amendment and Third Amendment, Tenant rents as from April 26, 2016, the following additional lots:

•                  Offices: lot n°43 on the fourth floor of the Building A

•                  Four underground parking spaces (lots n°432 - 443 - 444 - 445)

•                  One outside parking space (lot n°510)

b.                  Rent and security deposit adjustment

Annual rent is increased to €415,944.44, VAT excluded, as from April 26, 2016.

As a consequence, security deposit is correlatively increased to €103,986.11.

c.                   Rent-free period

Tenant shall benefit from a partial three-month rent-free period in order to take into account works to be realized.

d.                  Duration of the lease

By way of derogation from initial agreement, Tenant shall expressly waive its right to terminate the lease at the end of the first three-year period (February 16, 2017). As a consequence, Tenant is committed to remain in the premises until February 16, 2020.

All other clauses and provisions of the February 7, 2014 Original Lease, First Amendment, Second Amendment and Third Amendment remain unchanged.